UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013

FLOW TECH SOLUTIONS INC.

(Exact name of registrant as specified in charter)

Nevada	333-183239	99-0373498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 SE Spokane Street, Suite 395, Portland, Oregon	97202
(Address of principal executive offices)	(Zip Code)

(702) 789-0497

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On July 29, 2013, Flow Tech Solutions Inc. (the “Company”) received a resignation notice from Yong Ok Cho from all of her positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mrs. Cho’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On July 29, 2013, the Company and the majority of its shareholders appointed Quinn Ryan Louie as its new President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mr. Louie graduated from the Forestry Program at British Columbia Institute of Technology in 1995.  He specialized in plantations and Tree Farm Licenses in the Coastal Region of British Columbia.  Between the years 1996-2002, Mr. Louie secured some of the largest silviculture contracts in Coastal B.C. with such clients as the Ministry of Forestry, Weyerhauser and International Forest Products.

From 2003 to Present, Mr. Louie has been the Vice Director of GLV Inc, the first Canadian Registered Representative Office in Khanh Hoa Province in Vietnam.  GLV’s purpose is to facilitate business ventures between foreign investors and local partners in Vietnam.  In 2009, Mr. Louie worked as a timber consultant on the Six Senses Con Dao Island (Vietnam) Resort Project.  Currently, he serves as a Director of Guava Tourist Company Ltd., a private company.

Mr. Louie will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Louie and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Louie and any of our officers or directors.  Mr. Louie has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flow Tech Solutions Inc.

Date: July 31, 2013	By:	/s/ Quinn Ryan Louie
Quinn Ryan Louie, President